Exhibit 99

Vishay Updates Guidance for Fourth Quarter 2009

MALVERN, Pa.--(BUSINESS WIRE)--December 21, 2009--Vishay Intertechnology, Inc. (NYSE:VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced today that fourth quarter revenues will be above the company's previous outlook.

Vishay now expects fourth quarter revenues to be in the range of $580 to $600 million. The previous outlook provided on October 27, 2009 was for revenues of $530 to $570 million.

The strong revenue recovery in the current quarter was driven by higher than anticipated demand for both discrete semiconductors and passive components. Vishay is still capacity constrained, especially in some of its semiconductor lines.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, MOSFETs, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's expected fourth quarter revenues are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The quarter is not yet completed, and results for the fourth quarter will only be known with certainty when the Company completes its accounting for the quarter. Reported revenues for the quarter could differ materially from those anticipated. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In particular, Vishay does not undertake to revise its guidance in any future period, even if expectations for the period change materially from prior forecasts and previously announced guidance.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300